SUNGROUP, INC.
                         2201 Cantu Court, Suite 102A
                        Sarasota, Florida  34232-6254
          941-377-6710  *  Telephone     *     941-378-5449  *  Fax



                               FEBRUARY 5, 1998


                                   CONTACT:
                  JOHN W. BIDDINGER, CHAIRMAN AND PRESIDENT

                                PRESS RELEASE
                                -------------


John W. Biddinger, Chairman and President of SunGroup, Inc. (the "Company") announced today that the Board of Directors has approved and the Company has officially signed the previously announced agreement for the sale of substantially all of its assets, including its radio stations KEAN-AM/FM, KROW-FM, Abilene, Texas; KYKX-FM, Longview, Texas; KKYS-FM, Bryan, Texas; KKSS-FM, Albuquerque, New Mexico; and, KMJJ-FM, Shreveport, Louisiana to Sunburst Media of Dallas, Texas for the sum of Twenty-Four Million Dollars ($24,000,000). The Company will retain its accounts receivable and cash in the transaction. Sunburst Media owns twelve stations in three other markets in addition to those being acquired from the Company.

Consummation of the transaction is subject to the approval of the shareholders of SunGroup, who will be allowed to vote on the transaction in the next few weeks. Finalization of the agreement is also subject to the approval of the Federal Communications Commission, which is expected to occur sometime in April or May, 1998.

The Company further announced that Sunburst Media has entered into additional agreements which provide for the simultaneous transfer of KMJJ-FM, Shreveport, Louisiana to an affiliate of Capstar Broadcasting, Austin, Texas and for the transfer of KKSS-FM, Albuquerque/Santa Fe, New Mexico to an affiliate of Trumper Communications, II L.P., Chicago, Illinois.